Exhibit F.2

July 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   File No. 70-9343 Post-Effective Amendment No. 7 to
      Application/Declaration (Amendment No. 9) on Form U-1

Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), the service company subsidiary of Northeast Utilities ("NU"), and I am furnishing this opinion as Exhibit F.2 to Post-effective Amendment No. 7 (Amendment No. 9) (the "Amendment") to the Application/Declaration, as amended, on Form U-1 (the "Application") of NU, to the Commission with respect to the issuance by NU of guarantees and other forms of credit support for the benefit of its nonutility subsidiaries.

     In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, such papers, documents, and records, and have made such examination of law and have satisfied myself as to such other matters as I have deemed relevant or necessary for the purpose of this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to originals of all documents submitted to me as copies.

     The opinions set forth herein are limited to the laws of the State of Connecticut and the Commonwealth of Massachusetts and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the State of Connecticut or the bar of the Commonwealth of Massachusetts, and do not hold myself out as an expert in the laws of such jurisdictions, although I have made a study of relevant laws of such jurisdictions. In expressing opinions about matters governed by the laws of the State of Connecticut and the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bars of such jurisdictions.

      The opinions set forth in paragraph (b) below are subject to the effect of bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and general principles of equity.

      Based upon and subject to the foregoing, and if the proposed transactions contemplated by the Amendment are carried out in accordance therewith, I am of the opinion that:

     (a) all Massachusetts and Connecticut laws applicable to the transactions proposed in the Amendment will have been complied with;

     (b) when issued as described in the Application, any NU or NUEI guarantee will be a valid and binding obligation of NU or NUEI, respectively;

     (c) the consummation of the transactions proposed in the Amendment by NU and NUEI will not violate the legal rights of the holders of any securities issued by NU or NUEI or any associate company thereof.

Very truly yours,


/s/  Jeffrey C. Miller
Jeffrey C. Miller
Assistant General Counsel
Northeast Utilities Service Company